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                                                                     EXHIBIT 3.1

                                 AMENDED AND RESTATED
                              ARTICLES OF INCORPORATION
                                          OF
                                   PHARMAPRINT INC.
                                 * * * * * * * * * *


    The Articles of Incorporation of the Corporation are as follows:

                                          I

         The name of the Corporation is PharmaPrint Inc.

                                          II

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                         III

         The total number of shares which the Corporation is authorized to issue is 20,000,000, of which 19,000,000 shares shall be "Common Stock" and 1,000,000 shares shall be "Preferred Stock." The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                                          IV

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                          V

         The Corporation is authorized to indemnify the agents (as defined in Section 317 of the Corporations Code) of the Corporation to the fullest extent permissible under California law.